Exhibit 4.1

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OF THE SECURITIES LAWS OF ANY STATE.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

Purchaser:		Issuance Date:	February 21, 2012

Initial Advance:	on February 21, 2012

Second Advance:	on March 21, 2012

Final Advance:	on April 21, 2012

Total Principal:

For value received, Vertical Health Solutions, Inc. d/b/a OnPoint Medical Diagnostics, a Florida corporation (“Company”) hereby promises to pay the Purchaser, the principal sum of the then outstanding aggregate amount of all Advances (as such term is defined below) made to the Company from time to time under this Note (the “Principal Amount”) plus any accrued but unpaid Interest (as defined below).  This Note is one of a series of Notes issued to certain investors (this Note, together with such other Notes shall be collectively referenced to as the “Notes”) by the Company in an aggregate principal amount not exceeding Three Hundred Twenty Four Thousand Dollars ($324,000).

Purchaser agrees to remit the Initial Advance on the Issuance Date.  Purchaser agrees to advance subsequent funds to the Company on each of the thirtieth day anniversary and the sixtieth day anniversary of the Issuance Date as noted above (each, a “Subsequent Advance”; and together with the Initial Advance, the “Advances”).

1.                                      Interest; Maturity

1.1                               Simple interest on the unpaid Principal Amount shall accrue at the rate of 8% per annum (“Interest”) and will begin to accrue upon the Issuance Date. Interest shall be payable in quarterly installments each January 1, April 1, July 1 and October 1 from and after the Issuance Date of this Note and continuing until the repayment in full of the unpaid Principal Amount and accrued Interest in accordance with the terms and conditions of this Note.  Interest shall be calculated based on a 365-day year and charged for the actual number of days elapsed.

1.2                               At any time on or after August 21, 2013 (the “Maturity Date”), if this Note has not been paid in full or converted in accordance with the terms of Section 2.1 below, Purchaser may demand payment of the entire outstanding Principal Amount of this Note and all unpaid accrued Interest thereon; provided, however, the Company may elect to extend the Maturity Date to a date no later than February 21, 2014.  Notwithstanding the foregoing, the Maturity Date cannot be extended to a date that is later than the maturity date on the Subordinated Debt (as defined below).

1.3                               All payments of the Principal Amount and Interest shall be in lawful money of the United States of America.  All payments shall be applied first to accrued Interest, and thereafter to the Principal Amount.  If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Minnesota, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing Interest in connection with such payment.

2.                                      Conversion

2.1                               Optional Conversion.  At any time on or prior to the Maturity Date, all or any portion of the outstanding Principal Amount of and all accrued Interest under this Note may be converted, at the option of the Purchaser, into that number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) as is determined by dividing such Principal Amount and accrued Interest by $1.00 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) (the “Conversion Price”).

2.2                               Adjustments to the Conversion Price.  If on or after February 21, 2012 and prior to February 21, 2014, the Company issues or sells any shares of Common Stock in a private placement transaction for a consideration per share (the “New Issuance Price”) less than $1.00 per share for the Common Stock (the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (a) the Conversion Price then in effect, and (b) the New Issuance Price divided by the Applicable Price.  Notwithstanding the foregoing, the provisions of this Section 2.2 shall only apply to the first private placement transaction occurring after February 21, 2012.  The Conversion Price shall not continue to adjust for any subsequent private placement transactions.

2.3                               Fraction Shares.  No fractional shares of Company’s capital stock will be issued upon conversion of this Note.  In lieu of any fractional share to which Purchaser would otherwise be entitled, Company will pay to Purchaser in cash the amount of the unconverted Principal Amount and Interest balance of this Note that would otherwise be converted into such fractional share.

2.4                               Effect of Conversion.  Upon conversion of this Note pursuant to this Section 2, Purchaser shall surrender this Note, duly endorsed, at the principal offices of Company.  Upon conversion of this Note pursuant to Section 2, this Note will be deemed converted on the date that is immediately prior to the close of business on the date of the surrender of this Note.  At its expense, Company will, as soon as practicable thereafter, issue and deliver to Purchaser, at Purchaser’s address set forth on the first page hereto or such other address requested by Purchaser, a certificate or certificates for the number of shares to which Purchaser is entitled upon such conversion (bearing such legends as are required by the Purchase Agreement, any other agreement entered into in connection with the any such conversion or applicable state and federal securities laws), together with a replacement Note (if any Principal Amount is not converted) and any other securities and property to which Purchaser is entitled upon such conversion under the terms of this Note, including a check payable to Purchaser for any cash amounts payable as a result of any fractional shares as described herein.

3.                                      Warrant

3.1                               In connection with each Advance, the Company shall issue the Purchaser a warrant, substantially in the form attached hereto as Exhibit A (each, a “Warrant”), to purchase a number of shares of Common Stock (the “Warrant Shares”) equal to one and one-half times (1.5x) the Advance amount.  The Warrant shall be exercisable for a period of ten years from the Issuance Date and shall have an exercise price of $1.25 per share.

3.2                               In addition, in the event the Company elects to extend the Maturity Date in accordance with Section 1.2, the Company shall issue the Purchaser a Warrant (on the same terms as set forth in Exhibit A other than it shall not contain Section 3(a)(iv) thereof) to purchase a number of shares of

Common Stock equal to seventy five percent (75%) of the aggregate number of Warrant Shares issuable upon exercise of the Warrants issued in accordance with Section 3.1 (the “Extension Warrants”).  The Extension Warrants shall be exercisable for a period of ten years from the related issuance date and shall have an exercise price of $1.25 per share.

3.3                               Upon an Event of Default (as defined below), the Company shall issue the Purchaser a Warrant (on the same terms as set forth in Exhibit A other than it shall not contain Section 3(a)(iv) thereof) to purchase 60,000 shares of Common Stock at the end of each 30 day period during which such Event of Default has occurred and is continuing (the “Default Warrants”); provided, however, in no event shall the aggregate number of shares issuable upon exercise of the Default Warrants exceed 720,000 shares of Common Stock (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations).  The Default Warrants shall be exercisable for a period of ten years from the related issuance date and shall have an exercise price of $1.25 per share.

4.                                      Representations And Warranties Of The Purchaser.

4.1                               Purchase for Own Account.  The Purchaser understands that the Note, the Shares, the Warrants and the Warrant Shares (collectively, the “Securities”), have not been registered under the Act on the basis that no distribution or public offering of the stock of the Company is to be effected.  The Purchaser realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Purchaser has a present intention of acquiring the Securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Securities.  The Purchaser represents that it is acquiring the Securities solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.2                               Information and Sophistication.  The Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3                               Ability to Bear Economic Risk.  The Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

4.4                               Rule 144.  The Purchaser is aware that none of the Securities may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations.  Purchaser is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.5                               Accredited Investor Status.  The Purchaser is an “Accredited Investor” as such term is defined in Rule 501 under the Act.

4.6                               Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a)                                 There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)                                 The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws.

(c)                                  Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Purchaser to (i) any shareholder, partner, retired partner, member or former member of the Purchaser for no additional consideration, (ii) any affiliate, including affiliated funds, for no additional consideration or (iii) transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

5.                                      Default; Remedies

5.1                               Each of the following shall constitute an event of default (each, an “Event of Default”) under this Note:

(a)                                 The Company shall fail to pay (i) when due any Principal Amount or Interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five days of the Company’s receipt of the Purchaser’s written notice to the Company of such failure to pay;

(b)                                 The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained this Note and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) the Company shall not have commenced a cure in a manner reasonably satisfactory to Purchaser within the initial 15-day period; or

(c)                                  The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)                                 An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(e)                                  The Company’s stockholders or board of directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to carry on its ongoing business operations.

5.2                               Upon the occurrence and during the continuance of any Event of Default, all unpaid Principal Amount on this Note, accrued and unpaid Interest thereon and all other amounts owing hereunder shall, at the option of the Purchaser, and, upon the occurrence of any Event of Default pursuant to Sections 5.1 (c), (d) or (e) of this Note, automatically, be immediately due, payable and collectible by Purchaser pursuant to applicable law.  Purchaser shall have all rights and may exercise all remedies available to it under law, successively or concurrently.

6.                                      Ranking.

6.1                               Pari Passu to Other Notes.  All Notes shall rank equally and ratably without priority over one another.  No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to the other Notes in an amount which bears the same ratio to the then unpaid balance on such other Notes as the payment made hereon bears to the then unpaid balance under this Note.

6.2                               Seniority.  The Notes shall rank senior to all indebtedness of the Company existing as of the Issuance Date (the “Subordinated Debt”).

7.                                      Restrictions on Future Indebtedness.  The Company hereby covenants and agrees with the Purchaser that it shall not incur or guarantee any other indebtedness for borrowed money to banks, financial institutions or any other lender (individual or entity) that is senior to or on parity with the Notes, without the prior written consent of the holders of a majority of the outstanding principal amount of the Notes. Notwithstanding the foregoing, nothing contained herein shall prohibit the Company from incurring additional indebtedness that is subordinate to the Notes.

8.                                      Prepayment.  Prepayment of the outstanding Principal Amount plus accrued but unpaid Interest may be made anytime without consent.

9.                                      Waiver; Payment Of Fees And Expenses.  Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.  No delay by Purchaser shall constitute a waiver, election or acquiescence by it.

10.                               Transaction Fees and Expenses.  The Company shall pay on demand all reasonable and documented fees and expenses, including reasonable and documented attorneys fees and expenses in connection with the preparation, execution and delivery of this Note and the other transaction documents up to a maximum amount of $6,000.

11.                               Cumulative Remedies.  Purchaser’s rights and remedies under this Note shall be cumulative.  Purchaser shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law or in equity.  No exercise by Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

12.                               Miscellaneous

12.1                        Governing Law.  The terms of this Note shall be construed in accordance with the laws of the State of Minnesota, as applied to contracts entered into by Minnesota residents within the State of Minnesota, and to be performed entirely within the State of Minnesota.

12.2                        Successors and Assigns; Assignment.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Neither party may assign this Note or delegate any of its rights or obligations hereunder without the written consent of the other party.

12.3                        Titles and Subtitles.  The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

12.4                        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Purchaser at the address, facsimile number, or e-mail address set forth on the signature page hereto, or if to the Company, to it at 7760 France Avenue South, 11th Floor, Minneapolis, MN 55435, Attn: William Cavanaugh, Facsimile:  (888) 370-2819 (or to such other address, facsimile number, or e-mail address as the Purchaser or the Company as a party may designate by notice the other party) with a copy to Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, NJ 08540, Attn: Emilio Ragosa, Esq., Facsimile: (609) 919-6701.

12.5                        Amendment; Modification; Waiver.  This Note (and the other Notes) may be amended, modified or waived with the written consent of the Company and the holders of a majority of the outstanding principal amount of the Notes.  Notwithstanding the foregoing, no amendment or waiver of any provision of any Notes (i) shall be affected unless all Notes are treated similarly and not disproportionately, and (ii) shall be binding on the Company (unless consented to in writing by the Company) if such amendment or waiver would increase the financial obligations of the Company under this Note (regardless of whether such amendment or waiver applies identically to all other Notes).

12.6                        Usury.  In the event any Interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the Interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of the Principal Amount and applied against the Principal Amount of this Note.

12.7                        Counterparts.  This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Promissory Note as of the day and year first written above.

PURCHASER	VERTICAL HEALTH SOLUTIONS, INC.

Signature	Signature

William T. Cavanaugh
Printed Name	Printed Name

President and CEO
Address Line 1	Title

Address line 2

Address line 3

EXHIBIT A

FORM OF WARRANT

SCHEDULE OF LENDERS

Purchaser	Total Amount
Super Angel Capital, LLC	30,000
Elmer Salovich Revocable Trust U/A 12/16/96	45,000
Gilya Alchits	40,000
Sheldon Fleck	50,000
Brian Spille	21,000
Larry Hopfenspirger	114,000
Jordan Family LLC	24,000

	Total	324,000